Exhibit 99.1
From: nick vande steeg [mailto:nvan43@verizon.net]
Sent: Tuesday, June 17, 2008 1:44 AM
To: awoods1066@worldnet.att.net
Cc: Matt Diserio
Subject: Re: Insituform Board of Directors Resignation Letter

Dear Al
 After lengthy telecon discussions with you it became evident to me that simply serving as a traditional Director at Insituform would make it impossible for me to work effectively to assist in transition of  the company in a manner consistent with the mandate requested by the shareholders who elected me.
  My requests to utilize consultants with whom I have a long and effective working relationship and who specialize in "Lean" and "Strategy Deployment" were not favorably received and ignored. Furthermore , my offer to schedule a week in August to meet with the new CEO, Joe Burgess, and other staff members to begin a transition process was also ignored. My request for a list of actionable issues with expected financial results, which would be addressed by management during the next 6 months was also summarily dismissed.
   Additionally I felt I was being circumvented from actively pursuing the Shareholder's Mandate by signing the Board's Code of Ethics that I was requested to sign before serving as a Director.This signing would have prohibited me from communicating openly and directly with the company's key operating management and shareholders.
In my opinion, simply serving as a Director at Insituform in this type of unfocused (Traditional Form) will not serve the Company or it's shareholders in the manner consistent with the Shareholder Mandate requiring substantive transition.
While it is true that the BOD schedule of meetings was often conflicting with other Boards I serve, there seemed to be little regard for substantive date accommodation. However the scheduling conflicts became a moot point as it became increasingly obvious that the need for significant change was not considered to be a compelling issue and that attending Board meetings would not accomplish significant progress on operating problems and issues with a near term "Results Driven" bias consistent with the Company's shareholders objectives.
Any Strategy that resembles "Business as Usual "or "Status Quo" will not be favorably received by shareholders and is patently unsatisfactory to those who I was elected to serve.                                                              I implore you and the other BOD members to take very seriously the Mandate for "near term" business transition  and to actively guide management (using outside consultant's) to attain or exceed peer group "results driven" financial parity over both the near term and long term !                                                                                           For the above reasons I hereby tender my resignation as a Director.